Exhibit 99.1

ContraVir Pharmaceuticals’ HBV Compound CMX157 Receives Extended Patent Life

Receives Notice of Allowance for Composition of Matter Patent Extending Exclusivity Coverage to at least 2031

EDISON, N.J., Feb. 4, 2015 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that its licensing partner, Chimerix Inc., has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for its patent titled, “Nucleoside Phosphonate Salts.”  The patent covers composition of matter for CMX157, ContraVir’s Phase 2-ready, highly potent analog of the successful antiviral drug tenofovir DF (Viread®), which ContraVir is developing to treat hepatitis B virus (HBV).  The new patent extends ContraVir’s intellectual property protection for CMX157 to at least 2031.

“This Notice of Allowance is a significant development for ContraVir, as it inherently increases the value of CMX157, allowing us the added time to expand the potential for this asset,” said James Sapirstein, Chief Executive Officer of ContraVir. “The extended patent life also provides additional flexibility for the Company to pursue different combination therapies, as well as new development pathways for CMX157.  We are looking to position ContraVir as a leader in the HBV space, an area that is poised for substantial further growth.”

CMX157 is a novel lipid acyclic nucleoside phosphonate that delivers high intracellular concentrations of the active antiviral agent tenofovir diphosphate.  Its novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects. A completed Phase 1 clinical trial in healthy volunteers, demonstrated a favorable safety, tolerability and drug distribution profile.  In vitro, CMX157 is highly active against HBV and was more than 200-fold more potent as compared to tenofovir against all major HIV subtypes resistant to current therapies.  ContraVir licensed CMX157 through a strategic collaboration with Chimerix, Inc. (CMRX) in December 2014.

About ContraVir Pharmaceuticals
ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  ContraVir intends to develop CMX157 for HBV and HIV in Phase 2 clinical studies.

Forward Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2014, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)
tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686